       As filed with the Securities and Exchange Commission on November 30, 2001
                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ----------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                  divine, inc.
             (Exact Name of Registrant as Specified in its Charter)
             Delaware                                   36-4301991
   (State or Other Jurisdiction            (I.R.S. Employer Identification No.)
 of Incorporation or Organization)
                1301 North Elston Avenue, Chicago, Illinois 60622
               (Address of Principal Executive Offices) (Zip Code)

Open Market, Inc. 1994 Stock Incentive Plan     Open Market, Inc. 1999 Stock Incentive Plan
Open Market, Inc. 1996 Director Option Plan     FutureTense, Inc. 1996 Stock Incentive Plan

                            (Full Title of the Plans)

                             JUDE M. SULLIVAN, ESQ.
              Senior Vice President, General Counsel, and Secretary
                1301 North Elston Avenue, Chicago, Illinois 60622
                     (Name and Address of Agent for Service)
                                 (773) 394-6600
          (Telephone Number, Including Area Code, of Agent for Service)
                                   Copies to:
                             D. MARK MCMILLAN, ESQ.
                             Bell, Boyd & Lloyd LLC
                             70 West Madison Street
                             Chicago, Illinois 60602
                                 (312) 372-1121
                                ----------------
                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                           Amount        Proposed Maximum    Proposed Maximum    Amount of
            Title of Each Class of                         to Be          Offering Price         Aggregate      Registration
        Securities to Be Registered(1)                 Registered(2)       Per Share(4)      Offering Price(4)      Fee
-----------------------------------------------------------------------------------------------------------------------------
class A common stock, par value $.001 per share       5,068,501 shares       $7.67(3)             $38,875,403       $9,291.22
-----------------------------------------------------------------------------------------------------------------------------
class A common stock, par value $.001 per share        158,527 shares       $10.27(3)              $1,628,072         $389.11
-----------------------------------------------------------------------------------------------------------------------------
class A common stock, par value $.001 per share       2,927,905 shares       $4.95(3)             $14,493,130       $3,463.86
-----------------------------------------------------------------------------------------------------------------------------
class A common stock, par value $.001 per share        178,395 shares        $1.25(3)                $222,994          $53.30
-----------------------------------------------------------------------------------------------------------------------------
                     Total                            8,333,328 shares         --                 $55,219,599      $13,197.48
=============================================================================================================================

(1) Each share of divine class A common stock is accompanied by a series A junior participating preferred stock purchase right that trades with the divine common stock. The value attributed to those rights, if any, is reflected in the market price of the divine common stock. Prior to the occurrence of certain events, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from the divine common stock.
(2) This registration statement also covers an indeterminate number of shares of divine, inc. class A common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Open Market, Inc. 1994 Stock Incentive Plan; Open Market, Inc. 1996 Director Option Plan; Open Market, Inc. 1999 Stock Incentive Plan; and FutureTense, Inc. 1996 Stock Incentive Plan, as appropriate, in accordance with Rule 416 under the Securities Act of 1933.
(3) In accordance with Rule 457(h), represents the weighted exercise price of outstanding options to purchase shares of class A common stock under the Open Market, Inc. 1994 Stock Incentive Plan; Open Market, Inc. 1996 Director Option Plan; Open Market, Inc. 1999 Stock Incentive Plan; and Future Tense, Inc. 1996 Stock Incentive Plan, respectively.
(4) These amounts are used solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

                                EXPLANATORY NOTE

     divine, inc., a Delaware corporation ("divine"), is filing this registration statement on Form S-8 (the "Registration Statement") to register an aggregate of 8,333,328 shares of class A common stock, par value $0.001 per share, of divine for issuance to holders of options granted under the following stock option plans, which have been assumed by divine pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 15, 2001, as amended September 10, 2001 (the "Merger Agreement"), among divine; DI1 Acquisition Company, a wholly owned subsidiary of divine (the "Merger Sub"); and Open Market, Inc. ("Open Market"):

     .    Open Market, Inc. 1994 Stock Incentive Plan, as amended May 20, 1998

     .    Amended & Restated Open Market, Inc. 1996 Director Option Plan

     .    Open Market, Inc. 1999 Stock Incentive Plan

     .    FutureTense, Inc. 1996 Stock Incentive Plan, as amended September 11,
          1998

     Pursuant to the Merger Agreement, the Merger Sub merged with and into Open Market, with Open Market surviving as a wholly owned subsidiary of divine (the "Merger"). In connection with the Merger, each share of common stock, par value $0.001 per share, of Open Market has been converted into the right to receive
0.8326 shares of divine's class A common stock. Each outstanding and unexercised option to purchase shares of Open Market common stock granted under the Open Market, Inc. 1994 Stock Incentive Plan, as amended May 20, 1998; Amended & Restated Open Market, Inc. 1996 Director Option Plan; Open Market, Inc. 1999 Stock Incentive Plan; and FutureTense, Inc. 1996 Stock Incentive Plan, as amended September 11, 1998 (collectively, the "Plans") has been assumed by divine and converted into an option to purchase a number of shares of divine's class A common stock equal to the number of shares of Open Market common stock under such option multiplied by the exchange ratio at an exercise price equal to the original exercise price of such option divided by the exchange ratio.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

     The information called for in Item I of Form S-8 is currently included in the prospectus for each of the Plans and is not being filed with, or included in, this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC").

Item 2.  Registrant Information and Employee Plan Annual Information.

     divine will provide without charge to each person who has received a copy of any prospectus to which this registration statement relates, upon the written or oral request of that person, a copy of any or all the documents that have been or may be incorporated by reference into this registration statement, other than exhibits to those documents, unless the exhibits are incorporated by reference in those documents. Written requests for copies should be directed to divine's principal executive offices at 1301 North Elston Avenue, Chicago, Illinois 60622, Attention: General Counsel. Telephone requests for copies should be directed to divine's General Counsel at (773) 394-6600.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by divine with the SEC are incorporated by reference in this registration statement:

     (a) divine's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 0-27360).

     (b) divine's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001; June 30, 2001; and September 30, 2001.

     (c) divine's Current Reports on Form 8-K dated, respectively, February 5, 2001; February 14, 2001; February 27, 2001; April 2, 2001; April 16,
          2001; July 12, 2001; August 17, 2001; September 20, 2001; October 22,
          2001; October 29, 2001; November 6, 2001; and November 21, 2001.

     (d) The description of divine's class A common stock set forth under the caption "Description of Capital Stock" in divine's registration statement on Form S-1 (Reg. No. 333-92851), which description is incorporated by reference in divine's registration statement on Form 8-A filed with the SEC on March 21, 2000, as amended (the "Form 8-A"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all subsequent amendments and reports filed for the purpose of updating the description in the Form 8-A.

     In addition, all documents that divine files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this registration statement, and before the filing of a post-effective amendment, indicating that all securities offered pursuant to this registration statement have been sold, or deregistering all the securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of those documents. Any statement contained in a document incorporated, or deemed to be incorporated by reference, in this registration statement shall be deemed to be modified, or superseded for purposes of this registration statement, to the extent that a statement contained in this registration statement, or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this registration statement, modifies or supersedes that statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware authorizes divine to indemnify its directors and officers under specified circumstances. divine's Third Amended and Restated Certificate of Incorporation provides for the indemnification of its directors, to the fullest extent authorized by the Delaware General Corporation Law, and of selected officers, employees, or agents, to the extent determined by divine's Board of Directors, except that divine will generally not be obligated to indemnify a person in connection with an action initiated by that person without divine's prior written consent. The indemnification under divine's Third Amended and Restated Certificate of Incorporation obligates divine to pay the expenses of a director, or an officer who is entitled to indemnification, in advance of the final disposition of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer may be made only upon delivery to divine of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if ultimately the director or officer is not entitled to indemnification. divine has entered into indemnification agreements with each of its directors and executive officers providing for the indemnification discussed above.

     divine's Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws eliminate, to the fullest extent permitted by Delaware law, liability of a director to divine or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to divine or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

     The directors and officers of divine are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

     Insofar as indemnification by divine for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of divine pursuant to the foregoing provisions, divine has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        Number                      Description of Exhibit
        ------                      ----------------------
         4.1 Conformed copy of divine's Third Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 2.2 to divine's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

         4.2 divine's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to divine's Registration Statement on Form S-1 Registration Statement No. 333-92851 (the "IPO Registration Statement")).

         4.3 Specimen stock certificate representing class A common stock (incorporated by reference to Exhibit 4.1 to the IPO Registration Statement).

         4.4   Open Market, Inc. 1994 Stock Incentive Plan, as amended May 20,
               1998.

         4.5 Form of Option Agreement under the Open Market, Inc. 1994 Stock Incentive Plan, as amended May 20, 1998.

         4.6   Amended & Restated Open Market, Inc. 1996 Director Option Plan.

         4.7 Form of Option Agreement under the Amended & Restated Open Market, Inc. 1996 Director Option Plan.

         4.8   Open Market, Inc. 1999 Stock Incentive Plan.

         4.9 Form of Option Agreement under the Open Market, Inc. 1999 Stock Incentive Plan.

         4.10 FutureTense, Inc. 1996 Stock Incentive Plan, as amended September 11, 1998.

         4.11 Form of Option Agreement under the FutureTense, Inc. 1996 Stock Incentive Plan, as amended.

         5.1 Opinion of Bell, Boyd & Lloyd LLC, counsel to divine, as to the legality of the shares of common stock being offered under the Open Market, Inc. 1994 Stock Incentive Plan, as amended May 20, 1998; Amended & Restated Open Market, Inc. 1996 Director Option Plan; the Open Market, Inc. 1999 Stock Incentive Plan; and the FutureTense, Inc. 1996 Stock Incentive Plan, as amended.

         23.1  Consent of KPMG LLP.

         23.2 Consent of Bell, Boyd & Lloyd LLC (contained in its opinion filed as Exhibit 5.1).

         23.3 Consent of Arthur Andersen LLP, with respect to Open Market financial statements.

         23.4 Consent of PricewaterhouseCoopers LLP, with respect to financial statements of FutureTense, Inc. included in Open Market financial statements.

         23.5 Consent of Arthur Andersen LLP, with respect to eshare financial statements.

         23.6 Consent of KPMG LLP, with respect to their report on the 1998 financial statements of eshare.com, Inc. (formerly eshare Technologies, Inc.).

         23.7 Consent of PricewaterhouseCoopers LLP, with respect to RoweCom financial statements.

         24.1 Power of Attorney (included on the signature page of this registration statement).

Item 9. Undertakings.

          The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to divine's directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, divine has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by divine of expenses incurred or paid by a director, officer, or controlling person of divine in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, divine will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, divine certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on this 30th day of November, 2001.

                                      divine, inc.


                                      By: /s/ MICHAEL P. CULLINANE
                                         --------------------------------------
                                                  Michael P. Cullinane
                                                Executive Vice President,
                                         Chief Financial Officer, and Treasurer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane, and Jude M. Sullivan, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on November 30, 2001.

         Signature            Title
         ---------            -----

/s/ ANDREW J. FILIPOWSKI
----------------------------  Chairman of the Board and Chief Executive Officer
   Andrew J. Filipowski

/s/ MICHAEL P. CULLINANE
----------------------------  Executive Vice President, Chief Financial Officer,
   Michael P. Cullinane       Treasurer, and Director

/s/ PAUL HUMENANSKY
----------------------------  President, Chief Operating Officer, and Director
   Paul Humenansky

/s/ TOMMY BENNETT
----------------------------  Director
   Tommy Bennett

         Signature            Title
         ---------            -----

/s/ JAMES E. COWIE
----------------------------  Director
   James E. Cowie

/s/ MICHAEL H. FORSTER
----------------------------  Director
    Michael H. Forster

/S/ ARTHUR W. HAHN
----------------------------  Director
   Arthur W. Hahn


----------------------------  Director
   Thomas J. Meredith


----------------------------  Director
   J. Kevin Nater

/S/ JOHN RAU
----------------------------  Director
   John Rau

                                INDEX TO EXHIBITS

      Exhibits                            Description
      --------                            -----------
        4.1 Conformed copy of divine's Third Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 2.2 to divine's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

        4.2 divine's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to divine's Registration Statement on Form S-1 Registration Statement No. 333-92851 (the "IPO Registration Statement")).

        4.3 Specimen stock certificate representing class A common stock (incorporated by reference to Exhibit 4.1 to the IPO Registration Statement).

        4.4    Open Market, Inc. 1994 Stock Incentive Plan, as amended May 20,
               1998.

        4.5 Form of Option Agreement under the Open Market, Inc. 1994 Stock Incentive Plan, as amended May 20, 1998.

        4.6    Amended & Restated Open Market, Inc. 1996 Director Option Plan.

        4.7 Form of Option Agreement under the Amended & Restated Open Market, Inc. 1996 Director Option Plan.

        4.8    Open Market, Inc. 1999 Stock Incentive Plan.

        4.9 Form of Option Agreement under the Open Market, Inc. 1999 Stock Incentive Plan.

        4.10 FutureTense, Inc. 1996 Stock Incentive Plan, as amended September 11, 1998.

        4.11 Form of Option Agreement under the FutureTense, Inc. 1996 Stock Incentive Plan, as amended.

        5.1 Opinion of Bell, Boyd & Lloyd LLC, counsel to divine, as to the legality of the shares of common stock being offered under the Open Market, Inc. 1994 Stock Incentive Plan, as amended May 20, 1998; the Amended & Restated Open Market, Inc. 1996 Director Option Plan; the Open Market, Inc. 1999 Stock Incentive Plan; and the FutureTense, Inc. 1996 Stock Incentive Plan, as amended.

        23.1   Consent of KPMG LLP.

        23.2 Consent of Bell, Boyd & Lloyd LLC (contained in its opinion filed as Exhibit 5.1).

        23.3 Consent of Arthur Andersen LLP, with respect to Open Market financial statements.

        23.4 Consent of PricewaterhouseCoopers LLP, with respect to financial statements of FutureTense, Inc. included in Open Market financial statements.

        23.5 Consent of Arthur Andersen LLP, with respect to eshare financial statements.

        23.6 Consent of KPMG LLP, with respect to their report on the 1998 financial statements of eshare.com, Inc. (formerly eshare Technologies, Inc.).

        23.7 Consent of PricewaterhouseCoopers LLP, with respect to RoweCom financial statements.

        24.1 Power of Attorney (included on the signature page of this registration statement).